Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Donald J. Radkoski (614) 492-4901
June 4, 2007
BOB EVANS FARMS ANNOUNCES FOURTH QUARTER AND FISCAL 2007 FINANCIAL RESULTS; MAY SAME-STORE SALES
Reports Fiscal 2007 EPS of $1.66 ($1.58 Excluding Special Items), Above Guidance Range
COLUMBUS, Ohio — Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced financial results for the fiscal fourth quarter and year ended April 27, 2007.
     Net sales for the fourth quarter were $418.4 million, a 5 percent increase from $397.3 million in last year’s fourth quarter. Net income for the fourth quarter was $15.3 million, or $0.42 per share on a diluted basis, compared with $20.5 million, or $0.56 per share, a year ago. Excluding the impact of the special items in both years outlined in the table below, earnings per share would have been $0.42 in this year’s fourth quarter compared to $0.47 in the corresponding period a year ago. Fourth quarter results were impacted by approximately $0.02 per share of stock option and performance incentive expenses, as well as increased advertising and new unit opening expenses compared with the quarter a year ago.
     For the full year, net sales were approximately $1.7 billion, up 4 percent from fiscal 2006. Net income for the year was $60.5 million, or $1.66 per share, compared with $54.8 million, or $1.52 per share, the previous year. Excluding the impact of special items in both years, net income for fiscal 2007 would have been $57.5 million, or $1.58 per share, a 20 percent increase from $48.1 million, or $1.34 per share, in fiscal 2006. Excluding special items and the impact of approximately $0.11 per share of stock option and performance-incentive expenses, which were not present in fiscal 2006, earnings per share for the year would have increased 26 percent.
     Chairman of the Board and Chief Executive Officer Steve Davis said, “We are pleased that operating results for the fourth quarter came in above our expectations. This was primarily due to continued same-store sales growth at Bob Evans Restaurants, despite severe winter weather early in the quarter, as well as continued strong performance in our food products segment. Reported earnings comparisons for the quarter were affected by special items; as a result, we believe the increase in earnings per share before special items for the full fiscal year is a better indicator of the company’s ongoing operating trends.”
     Same-store sales at Bob Evans Restaurants were up 1.0 percent for the quarter, with average menu prices up 2.2 percent. At Mimi’s Café, same-store sales rose 1.2 percent for the quarter, with average menu prices up 4.9 percent. The restaurant segment’s total sales for the quarter increased 5 percent, and its reported operating income declined 22 percent (down 17 percent excluding special items). For the full fiscal year, net restaurant sales increased 3.8 percent and reported operating income increased 11 percent (16 percent excluding special items). Same-store sales for the full year rebounded to a positive 0.1 percent at Bob Evans Restaurants and increased 1.6 percent for the second year running at Mimi’s Café.
     Davis said, “Bob Evans Restaurants finished the year with three consecutive quarters of same-store sales increases in the face of a challenging industry environment. We believe the improvement was fueled in part by our strongest line-up of new menu items in years, including Knife & Fork Sandwiches, a variety of pasta entrées, Stacked and Stuffed Hotcakes and Big Farm Salads. We have a pipeline of innovative new products to help sustain our momentum in fiscal 2008, including a line of ‘Bob-B-Q’ items featuring our award-winning Wildfire Sauce™, which we rolled out last month. With more compelling marketing programs and an emphasis on operations excellence, we remain focused on sustaining the turnaround at Bob Evans Restaurants.”

     “At Mimi’s Café, same-store sales have now risen for 46 of the past 47 quarters,” Davis added. “New Mimi’s restaurants also continue to perform well, in most cases generating unit sales above the system average, which reinforces our confidence in its potential as a long-term growth vehicle.”
     The company also announced today that same-store sales at Bob Evans Restaurants for the fiscal 2008 month of May (the four weeks ended May 25) increased 0.9 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 2.0 percent. Mimi’s Café same-store sales for the fiscal 2008 month of May decreased 0.4 percent from the same period a year ago. Mimi’s average menu prices for the month were up approximately 4.0 percent. Same-store sales are calculated using the 541 Bob Evans Restaurants and 92 Mimi’s Cafés that were open at the end of the month and for the full 12 months in both fiscal 2006 and 2007.
     During fiscal 2007, the company opened 10 new Bob Evans Restaurants and 13 Mimi’s Cafés, which brought their totals at year-end to 579 and 115, respectively. The company closed 18 underperforming Bob Evans Restaurants during the fiscal year. The company currently plans to open 14 to 16 Mimi’s Cafés and four Bob Evans Restaurants in fiscal 2008.
     In the food products segment, net sales for the fourth quarter rose 9 percent. Pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 5 percent. Hog costs averaged $36.00 per hundredweight, down slightly from $37.00 in last year’s fourth quarter. The segment’s operating income was more than double a year ago on a reported basis, and up about 12 percent excluding special items. For the full fiscal year, the food products segment’s net sales and operating income before special items were both up approximately 8 percent.
     Davis said, “The food products segment continues to generate remarkable volume growth, benefiting from growing consumer acceptance of our mashed potatoes and other refrigerated side dishes, as well as our increased success in expanding distribution. Overall, given the company’s improved performance in fiscal 2007 and its solid sales momentum in both segments, we believe a reasonable target range for fiscal 2008 diluted earnings per share excluding special items is between $1.68 and $1.75, compared with $1.58 in fiscal 2007.” Our guidance is based on a number of important assumptions including same-store sales estimates and may be impacted by any of the risk factors discussed in our securities filings.
     A reconciliation to GAAP measures of certain non-GAAP measures contained in this release is set forth below. The company is also making available in conjunction with this news release additional quarterly financial information for the period ended April 27, 2007. This additional quarterly information is furnished on the company’s Web site at www.bobevans.com; click on “Investors.”
     Company executives will discuss the earnings results during a conference call on June 5, 2007, at 10 a.m. ET. To listen, call (800) 683-1565 (conference ID number 8810066) or log-in to the webcast at www.bobevans.com and then click on “Investors.” The call will be available for replay beginning one hour after the call on June 5, 2007, by calling toll free (877) 519-4471, pin code 8810066. The webcast version will also be archived on the company’s Web site.
     Bob Evans Farms, Inc. owns and operates 579 full-service, family restaurants in 18 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 115 Mimi’s Café casual restaurants located in 20 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.

Consolidated Financial Results
(Thousands, except per share data)

	Three Months Ended		Year Ended
	Apr. 27, 2007	Apr. 28, 2006	Apr. 27, 2007	Apr. 28, 2006
Net Sales
Restaurant Segment	$348,905	$333,389	$1,385,841	$1,335,741
Food Products Segment	69,509	63,949	268,619	249,078

Total	$418,414	$397,338	$1,654,460	$1,584,819

Operating Income
Restaurant Segment	$16,688	$21,489	$78,553	$70,497
Food Products Segment	7,977	3,667	19,869	14,860

Total	$24,665	$25,156	$98,422	$85,357

Net Interest Expense	$2,043	$2,837	$8,995	$11,645

Income Before Income Taxes	$22,622	$22,319	$89,427	$73,712

Provisions for Income Taxes	$7,363	$1,835	$28,885	$18,938

Net Income	$15,259	$20,484	$60,542	$54,774

Earnings Per Share
Basic	$0.43	$0.57	$1.68	$1.53
Diluted	$0.42	$0.56	$1.66	$1.52

Average Shares Outstanding
Basic	35,485	35,950	36,105	35,691
Diluted	35,928	36,314	36,484	35,944

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

	Three Months Ended		Year Ended
	Apr. 27, 2007	Apr. 28, 2006	Apr. 27, 2007	Apr. 28, 2006

Operating income, GAAP	$24,665	$25,156	$98,422	$85,357
Special items	221	(1,769)	4,443	3,110

Operating income, non-GAAP	$24,444	$26,925	$93,979	$82,247

Net income, GAAP	$15,259	$20,484	$60,542	$54,774
Special items	154	3,395	3,002	6,680

Net income, non-GAAP	$15,105	$17,089	$57,540	$48,094

Basic earnings per share, GAAP	$0.43	$0.57	$1.68	$1.53
Basic earnings per share, non-GAAP	$0.43	$0.48	$1.59	$1.35

Diluted earnings per share, GAAP	$0.42	$0.56	$1.66	$1.52
Diluted earnings per share, non-GAAP	$0.42	$0.47	$1.58	$1.34

Special items impacting operating income:
Gains on asset sales	$221	$2,603	$4,443	$8,110
Charge for amortization of investments (a)	0	(3,487)	0	(3,487)
Charge for settlement of lawsuit	0	(885)	0	(885)
Charge for closing Owens Restaurants	0	0	0	(628)

	$221	($1,769)	$4,443	$3,110

Special items impacting net income:
After-tax effect of items listed above	$154	($1,255)	$3,002	$2,030
Tax benefit of settlement with Ohio (b)	0	4,650	0	4,650

	$154	$3,395	$3,002	$6,680

(a) Represents the charge associated with changing the estimated residual value of investments in income tax credit limited partnerships.
(b) Represents the income tax benefit of a settlement agreement with the State of Ohio related to corporate franchise tax audits of fiscal years 1998-2003.
Note: all special items impacting operating income occurred in the restaurant segment except for the amortization charge, which occurred in the food products segment
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	the failure to achieve and maintain positive same-store sales;

•	a decline in general economic conditions;

•	competition in the restaurant and food products industries;

•	the company’s ability to expand its restaurant base;

•	consumer acceptance of changes in menu, food products, prices, atmosphere and service procedures;

•	the company’s ability to hire and retain a sufficient number of qualified employees;

•	market concentration;

•	adverse weather conditions;

•	government regulation;

•	allegations related to food-related illnesses and health concerns regarding certain food products;

•	margin sensitivity;

•	consumer acceptance of the company’s restaurant concepts and food products in new markets;

•	fluctuations in quarterly operating results;

•	the adequacy of insurance loss estimates and reserves; and

•	protection of our trademarks and other intellectual property rights.
These risks are discussed more fully under the heading “Risk Factors” in Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006. It is impossible to predict or identify all such risk factors. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in the company’s filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.